Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2009, with respect to the consolidated financial statements and schedule included in the Annual Report of WebMediaBrands Inc. (formerly known as Jupitermedia Corporation) and Subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of WebMediaBrands Inc. on Forms S-8 (File No. 333-137349, effective September 15, 2006 and File No. 333-153508, effective September 16, 2008).

/s/    Grant Thorton LLP

Melville, New York

March 30, 2009